Exhibit 21.1

LIST OF SUBSIDIARIES OF MAXAR TECHNOLOGIES INC.

As of December 31, 2021

Legal Entity	State or Country of Incorporation	Name Doing Business As
Maxar Technologies Holdings Inc.	Delaware	Maxar Technologies Holdings Inc.
Maxar Intelligence Inc.	Delaware	Maxar Intelligence Inc.
Maxar License Inc.	Delaware	Maxar License Inc.
Maxar International, Inc.	Colorado	Maxar International, Inc.
DigitalGlobe China Ventures LLC	Colorado	DigitalGlobe China Ventures LLC
Spatial Energy, LLC	Colorado	Spatial Energy, LLC
GeoEye Middle East Limited	United Arab Emirates	GeoEye Middle East Limited
Maxar International Asia Pacific Pte. Ltd.	Singapore	Maxar International Asia Pacific Pte. Ltd.
Maxar International Great Britain Limited	England and Wales	Maxar International Great Britain Limited
Maxar Technologies India Private Limited	India	DigitalGlobe International India Private Limited Maxar Technologies India Private Limited
Maxar International Canada Inc.	Canada	Maxar International Canada Inc.
Maxar International Australia Pty. Ltd.	Australia	Maxar International Australia Pty. Ltd.
Maxar Mission Solutions Holdings Inc.	Delaware	Maxar Mission Solutions Holdings Inc.
Maxar Mission Solutions Inc.	Colorado	The Radiant Group, Inc. RadiantBlue Technologies Radiant Mission Solutions, Inc. Maxar Mission Solutions Inc.
Maxar International Puerto Rico LLC	Puerto Rico	Maxar International Puerto Rico LLC
Maxar Space Holdings LLC	Delaware	Maxar Space Holdings, LLC
Maxar Space Robotics LLC	Delaware	Maxar Space Robotics LLC
Maxar Space LLC	Delaware	Maxar Space LLC
Space Systems/Loral Land, LLC	Delaware	Space Systems/Loral Land, LLC
International Space Technology, Inc.	Delaware	International Space Technology, Inc.
Cosmotech ZAO	Russian Federation	Cosmotech ZAO
Maxar Intelligence 3D Inc.	Delaware	Vricon, Inc. Maxar Intelligence 3D Inc.
Maxar International Sweden AB	Sweden	Vricon Systems AB Maxar International Sweden AB